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                                                                     Exhibit 3.1


                     Restated Certificate of Incorporation
                                      of
                              Evoke Incorporated

     Evoke Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Does Hereby
Certify:

     1. The name of the corporation is Evoke Incorporated. The corporation was originally incorporated under the name Intellistat Media Research, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 17, 1997.

     2. This Restated Certificate of Incorporation of Evoke Incorporated has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     3. This Restated Certificate of Incorporation restates the Certificate of Incorporation and all amendments thereto of this corporation by restating the text of the original Certificate of Incorporation in full to read as follows:

                                  Article I.

     The name of this corporation is Evoke Incorporated (the "Corporation").


                                  Article II.

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of the registered agent at that address is Corporation Service Company.

                                 Article III.

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  Article IV.

                                 Capital Stock
                                 -------------

     This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred fifty million (150,000,000) shares, ninety-seven million (97,000,000) of which shall be Common Stock (the "Common Stock") and fifty three million (53,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par


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value of $.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Designation of Series A Convertible Preferred Stock, Series B Convertible
-------------------------------------------------------------------------
Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible
---------------------------------------------------------------------------
Preferred Stock and Series E Convertible Preferred Stock
--------------------------------------------------------
     Five million twenty-five thousand (5,025,000) of the authorized shares of Preferred Stock are hereby designated Series A Convertible Preferred Stock (the "Series A Preferred"). Ten thousand six-hundred thirty-five (10,635) of the authorized shares of Preferred Stock are hereby designated Series B Convertible Preferred Stock (the "Series B Preferred"). Ten million (10,000,000) of the authorized shares of Preferred Stock are hereby designated Series C Convertible Preferred Stock (the "Series C Preferred"). Thirty four million (34,000,000) of the authorized shares of Preferred Stock are hereby designated Series D Convertible Preferred Stock (the "Series D Preferred"). Three million (3,000,000) of the authorized shares of Preferred Stock are hereby designated Series E Convertible Preferred Stock (the "Series E Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred collectively are referred to as the "Series Preferred." The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

     1.   Dividend Rights.

          (a) Declared Dividends. Holders of Series Preferred, in preference to the holders of Common Stock and any other stock of the Corporation that is not by its terms expressly senior to in right of payment to the Series Preferred (collectively, "Junior Stock"), shall be entitled to receive dividends, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor. In the event that the Corporation declares or pays any dividends, upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series Preferred had all of the outstanding Series Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          (b) Preference. The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall rank pari passu with respect to



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dividends; provided, however, that so long as any Series B Preferred, Series C
Preferred, Series D Preferred or Series E Preferred remains outstanding, without the prior written consent of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred and Series C Preferred (voting together as a single class on an as-converted basis) and at least 66 2/3% of the outstanding Series D Preferred and Series E Preferred (voting together as a single class on an as-converted basis) (collectively, the "Required Holders"), the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Series A Preferred or Junior Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Series A Preferred or Junior Stock. The provisions of this
Section 1(b) shall not, however, apply to (i) the acquisition of shares of any Series A Preferred or Junior Stock in exchange for shares of any other Series A Preferred or Junior Stock, or (ii) any repurchase of any Reserved Employee Stock from former employees, directors or consultants in connection with termination of employment or service as a director or consultant that is approved by the Corporation's Board of Directors.

     2.   Voting Rights.

          (a) Generally. Except as otherwise provided herein or as required by law, the Series Preferred shall vote with the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 5 below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          (b) Election of Directors. In the election of directors of the Corporation, the holders of the Series A Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series A Preferred entitled to one vote, shall be entitled to elect one director to serve on the Corporation's Board of Directors until such person's successor is duly elected by the holders of the Series A Preferred or such person is removed from office by the holders of the Series A Preferred. In the election of directors of the Corporation, the holders of the Series B Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series B Preferred entitled to one vote, shall be entitled to elect one director to serve on the Corporation's Board of Directors until such person's successor is duly elected by the holders of the Series B Preferred or such person is removed from office by the holders of the Series B Preferred. In the election of directors of the Corporation, the holders of the Series C Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation' s capital stock and with each share of Series C Preferred entitled to one vote, shall be entitled to elect one director to serve on the Corporation's Board of Directors until such person's successor is duly elected by the holders of the Series C Preferred or such person is removed from office by the holders of the Series C Preferred. In the election of directors of the Corporation, the holders of the Series D Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series D Preferred entitled to one vote, shall be entitled to elect one director to serve on the Corporation's Board of Directors until such



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person's successor is duly elected by the holders of the Series D Preferred or such person is removed from office by the holders of the Series D Preferred. If the holders of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred for any reason fail to elect a director to fill any such directorship, such position shall remain vacant until such time as the holders of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders. During the existence of an Event of Noncompliance and for a period of three months after such Event of Noncompliance has been cured or waived, the directors elected by the holders of Series B Preferred, Series C Preferred and Series D Preferred shall be deemed to constitute a separate class of directors of the Corporation within the meaning of Section 141(d) of the Delaware General Corporation Law, and such directors shall together be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all other members of the Board of Directors plus one.

          (c) Class Vote Requirement. Except as otherwise provided herein, so long as at least (i) 10% of the shares of the Series B Preferred issued under the terms of the Series B Purchase Agreement, (ii) 10% of the shares of the Series C Preferred issued under the terms of the Series C Purchase Agreement,
(iii) 10% of the shares of Series D Preferred issued under the terms of the Series D Purchase Agreement or (iv) 10% of the shares of Series E Preferred issued under the terms of the Series E Purchase Agreement remain outstanding, without the affirmative vote of the Required Holders, the Corporation will not
(i) create, issue or authorize the issuance of any additional Series Preferred or create or authorize any new class or series of the Company's capital stock,
(ii) amend the Corporation's Certificate of Incorporation or Bylaws, (iii) engage in any merger, consolidation, recapitalization, liquidation or sale of substantial assets or substantially all of the assets outside the ordinary course of business, (iv) engage in any acquisition of substantial assets outside the ordinary course of business or engage in any business other than the business of the Corporation, described in the Company's most recent annual business plan approved by the Board of Directors of the Corporation and activities incidental thereto, (v) increase the amount of Reserved Employee Stock in excess of 5,000,000 (subject to adjustment for stock splits, stock dividends and similar transactions), (vi) engage in any transaction with an affiliate of the Corporation that is not approved by a majority of the Corporation's disinterested directors, or (vii) increase the size of the Board of Directors in excess of seven (7) directors.

     3.   Liquidation Rights.

          (a) Liquidation Value. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, (i) the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series A Preferred equal to the sum of (A) $0.10 plus (B) all declared but unpaid dividends thereon (the "Series A Liquidation Value"), (ii) the holders of Series B Preferred shall be entitled to be paid an amount with respect to each share of Series B Preferred equal to the sum of (A) $100.00 plus (B) all declared but unpaid dividends thereon (the "Series B Liquidation Value"), (iii) the holders of Series C Preferred shall be entitled to be paid an amount with respect to each share of Series C



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Preferred equal to the sum of (A) $1.04 plus (B) all declared but unpaid dividends thereon (the "Series C Liquidation Value"), (iv) the holders of Series D Preferred shall be entitled to be paid an amount with respect to each share of Series D Preferred equal to the sum of (A) $3.00 plus (B) all declared but unpaid dividends thereon (the "Series D Liquidation Value") and (v) the holders of Series E Preferred shall be entitled to be paid an amount with respect to each share of Series E Preferred equal to the sum of (A) $7.28 plus (B) all declared but unpaid dividends thereon (the "Series E Liquidation Value") (the Series A Liquidation Value, Series B Liquidation Value, Series C Liquidation Value, Series D Liquidation Value and Series E Liquidation Value collectively are referred to as the "Series Liquidation Value"). The Series Liquidation Value shall be appropriately adjusted for stock splits, stock dividends and the like.

          (b) Non-Participation. After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Junior Stock entitled to a preference over the Common Stock and, thereafter, to the holders of Common Stock. The holders of Series Preferred shall be entitled to participate in distributions to holder of the Common Stock such that, giving effect to all distributions pursuant to Section 3(a), the holders of Series Preferred receive aggregate distributions equal to the greater of the Series Liquidation Value or the amounts that such holders would have received if the Series Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

          (c) Liquidation Events. The following events shall be considered a liquidation for purposes of Section 3(a) in the absence of a vote to the contrary by the Required Holders:

               (i) any merger, consolidation, business combination, reorganization or recapitalization of the Corporation in which the Corporation is not the surviving entity or in which the stockholders of the Corporation immediately prior to such transaction own capital stock representing less than fifty percent (50%) of the Corporation's voting power immediately after such transaction, or any transaction or series of related transactions in which capital stock representing in excess of fifty percent (50%) of the Corporation's voting power is transferred (an "Acquisition"); or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer"), or any extraordinary dividend of all or substantially all of the assets of the Corporation.

          (d) Proportionate Payments. If, upon any liquidation, dissolution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series Preferred, then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.


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     4.   Redemption Rights.

          (a) Scheduled Redemptions. The Corporation shall redeem a number of shares of Series B Preferred equal to 33 1/3% of the total number of shares of Series B Preferred issued under the Series B Purchase Agreement (or such lesser number then outstanding) on each of May 27, 2004, May 27, 2005 and May 27, 2006 (the "Scheduled Redemption Dates") at a price per share equal to the Series B Liquidation Value. The Corporation shall redeem a number of shares of
(i) Series C Preferred equal to 33 1/3% of the total number of shares of Series C Preferred issued under the Series C Purchase Agreement (or such lesser number then outstanding), (ii) Series D Preferred equal to 33 1/3% of the total number of shares of Series D Preferred issued under the Series D Purchase Agreement (or such lesser number then outstanding) and (iii) Series E Preferred equal to 33 1/3% of the total number of shares of Series E Preferred issued under the Series E Purchase Agreement (or such lesser number then outstanding)on each of the Scheduled Redemption Dates at a price per share equal to the Series C Liquidation Value, Series D Liquidation Value and Series E Liquidation Value, respectively.

          (b) Redemption Payments. For each share of Series Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the Scheduled Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in cash equal to the Series Liquidation Value of such share of Series Preferred. If the funds of the Corporation legally available for redemption of Series Preferred required to be redeemed on any Scheduled Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares pro rata among the holders of Series Preferred to be redeemed based upon the aggregate Series Liquidation Value of such share of Series Preferred held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series Preferred, such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Scheduled Redemption Date but which it has not redeemed.

          (c) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the Scheduled Redemption Date. The holders of Series Preferred to be redeemed shall in any event have the right to convert their shares into Common Stock at any time prior to the close of business on the Scheduled Redemption Date. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.

          (d) Determination of the Number of Shares to be Redeemed. The number of shares of Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series B Preferred to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series B Preferred then held by such holder and the denominator of which shall be the total number


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of shares of Series B Preferred then outstanding. The number of shares of Series
C Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series C Preferred to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series C Preferred then held by such holder and the denominator of which shall be the total number of shares of Series C Preferred then outstanding. The number of shares of Series D Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series
D Preferred to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series D Preferred then held by such holder and the denominator of which shall be the total number of shares of Series D Preferred then outstanding. The number of shares of Series E Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series E Preferred to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series E Preferred then held by such holder and the denominator of which shall be the total number of shares of Series E Preferred then outstanding.

          (e) Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Series Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series Preferred on the basis of the aggregate Series Liquidation Value of the shares of Series Preferred owned by each such holder.

     5.   Conversion Rights.

          The holders of the Series Preferred shall have the following right with respect to the conversion of the Series Preferred into shares of Common
Stock:

          (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holders, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series D Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series D Preferred being converted. The number of shares of Common Stock to which a holder of Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E Conversion Rate"


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then in effect (determined as provided in Section 5(b)) by the number of shares of Series E Preferred being converted.

          (b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing $.10 by the "Series A Conversion Price" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing $100 by the "Series B Conversion Price" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing $1.04 by the "Series C Conversion Price" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing $3.00 by the "Series D Conversion Price" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series E Preferred (the "Series E Conversion Rate") shall be the quotient obtained by dividing $7.28 by the "Series E Conversion Price" calculated as provided in Section 5(c).

          (c) Conversion Price. The conversion price for the Series A Preferred (the "Series A Conversion Price") shall initially by $.10. The conversion price for the Series B Preferred (the "Series B Conversion Price") shall initially be $.52. The conversion price for the Series C Preferred (the "Series C Conversion Price") shall initially be $1.04. The conversion price for the Series D Preferred (the "Series D Conversion Price") shall initially be $3.00. The conversion price for the Series E Preferred (the "Series E Conversion Price") shall initially be $7.28. Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall be adjusted from time to time in accordance with this Section 5. If and whenever on or after May 27, 1998, the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series C Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series C Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus


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(2) the consideration, if any, received or deemed to have been received by the
Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus the number of shares of Common Stock issued or sold or deemed issued or sold. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted. If and whenever on or after November 17, 1999, the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series D Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale, the Series D Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series D Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus the number of shares of Common Stock issued or sold or deemed issued or sold. All references to the Series D Conversion Price herein shall mean the Series D Conversion Price as so adjusted. If and whenever on or after the original date of issuance of the Series E Preferred (the "Original Series E Issue Date"), the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series E Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale, the Series E Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series E Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus the number of shares of Common Stock issued or sold or deemed issued or sold. All references to the Series E Conversion Price herein shall mean the Series E Conversion Price as so adjusted. For purposes of determining the adjusted Series C Conversion Price, adjusted Series D Conversion Price and adjusted Series E Conversion Price, the following shall be applicable:

          (i) Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such options, is less than the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the maximum number of shares of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series C Conversion Price,

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Series D Conversion Price or Series E Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Series C Conversion Price or Series D Conversion Price had been or are to be made pursuant to other provisions of this
Section 5, no further adjustment of the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall be made by reason of such issue or sale.

          (iii) Change in Option Price or Conversion Rate. If the price per share for any outstanding Options deemed to be issued pursuant to subsection (i) above, or any outstanding Convertible Securities deemed to be issued pursuant to subsection (ii) above changes at any time (other than as a result of any anti-dilution provisions thereof), the Series C Conversion Price, Series D Conversion Price and Series E Conversion Price in effect at the time of such change shall be immediately adjusted to the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price which would have been in effect had the Options or Convertible Securities outstanding as of the time of such change in the price per share provided for such changed "price per share" at the time initially granted, issued or sold.

          (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option without the exercise of such Option or the cancellation of any Convertible Security without payment of consideration by the Company therefor, the Series C Conversion Price, Series D Conversion Price and Series E Conversion Price then in effect hereunder shall be adjusted immediately to the Series C Conversion Price, Series D Conversion Price and Series E Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (v)   Calculation of Consideration Received.   If any Common Stock,
Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such

Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by the Board of Directors, including at least one of the directors elected by the holders of the Series B Preferred, Series C Preferred or Series D Preferred.

               (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

               (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (d)  Adjustment for Stock Splits and Combinations.  If the
Corporation shall at any time or from time to time after the Original Series D Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Series E Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A, the Series B, the Series C, the Series D and the Series E Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (e) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series E Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a divided or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distributions.

          (f) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series E Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have receive had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to tall other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

          (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Series E Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
5), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property that such holder would own had such holder converted its shares of Series Preferred into Common Stock immediately prior to such recapitalization, reclassification or change and held any stock, securities or other property received in exchange for Common Stock in connection with such recapitalization, reclassification or change, from the date of such change until the date of conversion of such shares of Series Preferred.

          (h) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Series E Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          (i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, Series D Conversion Price and/or Series E Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and/or the Series E Conversion Price at the time in effect, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issue or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

          (j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          (k) Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, immediately upon the earlier of (i) the election of the holders of at least 75% of the outstanding Series A Preferred (voting as a single class on an as-converted basis) or (ii) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (x) the per share price to the public is at least $8.00 per share (as adjusted for stock splits, recapitalizations and the like), and (y) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least

$30,000,000 (a "Qualified Public Offering"). Each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series B Conversion Price, immediately upon the earlier of (i) the election of the holders of at least 75% of the outstanding Series B Preferred (voting as a single class on an as-converted basis) or (ii) the closing of a Qualified Public Offering. Each share of Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series C Conversion Price, immediately upon the earlier of (i) the election of the holders of at least 75% of the outstanding Series C Preferred (voting as a single class on an as-converted basis) or (ii) the closing of a Qualified Public Offering. Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 5(l). Each share of Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series D Conversion Price, immediately upon the earlier of
(i) the election of the holders of at least 75% of the outstanding Series D Preferred (voting as a single class on an as-converted basis) or (ii) the closing of a Qualified Public Offering. Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 5(l). Each share of Series E Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series E Conversion Price, immediately upon the earlier of (i) the election of the holders of at least 75% of the outstanding Series E Preferred (voting as a single class on an as-converted basis) or (ii) the closing of a Qualified Public Offering. Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 5(l).

          (l)  Mechanics of Conversion.

               (i) Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared but unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (ii) Automatic Conversion. Upon the occurrence of an event specified in Section 5(1) above, the outstanding shares of Series Preferred shall be converted into Common Stock automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series Preferred at the office of the Corporation or any transfer agent for the Series Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion) or, at the option of the Corporation, a combination of both, all declared but unpaid dividends on the shares of Series Preferred being converted. Until surrendered as provided above, each certificate formerly representing shares of Series Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

          (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

     6.   Certain Definitions.

          "Event of Noncompliance" means any of the following:

          (i) the Corporation fails to make any dividend, redemption or other payment with respect to the Series Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

          (ii) the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Stockholders Agreement, which default is not cured within a reasonable period of time (not to exceed 45 days) after written notice of such default is provided to the Corporation by the Required Holders or, if such default is not capable of being cured, such default shall constitute an Event of Noncompliance upon provision of such notice; provided, however, that no Event of Noncompliance shall have occurred under this subparagraph (ii) if the Corporation establishes (to the reasonable satisfaction of the Required Holders) that (a) the particular default has not been caused by knowing or purposeful conduct by the Corporation or any Subsidiary, (b) the Corporation has exercised, and continues to exercise, best efforts to expeditiously cure the default (if cure is possible), and (c) the default is not material to the financial condition, operating results, operations, assets or business prospects of the Corporation and its Subsidiaries, taken as a whole;

          (iii) any representation or warranty made to any holder of Series Preferred Stock in the Series B Stock Purchase Agreement, Series C Stock Purchase Agreement, the Series D Stock Purchase Agreement or the Series E Stock Purchase Agreement or in the Transaction Documents or any information required to be furnished by the Corporation to holders of Series Preferred Stock, is false or misleading in any material respect on the date made or furnished and is material to any holder of the Series Preferred Stock.

          (iv) the Corporation or any Significant Subsidiary makes any assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Significant Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Significant Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Significant Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Significant Subsidiary or of any substantial part of the assets of the Corporation or any Significant Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Significant Subsidiary and either (a) the Corporation or any such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days; or the Corporation or any Significant Subsidiary defaults in the payment when due of any monetary obligation in the amount of $250,000 or more or defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $250,000 to become due prior to its scheduled payment date or to permit the holder or holders of any such obligation (after giving effect to any applicable grace period) to cause an amount exceeding $250,000 to become due prior to its scheduled payment date.

     "Common Stock Deemed Outstanding" means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time, plus (a) the number of shares of Common Stock which would be issued upon exercise of all the Corporation's outstanding Options and (b) the number of shares of Common Stock which would be issued upon conversion or exchange of all of the Corporation's outstanding Convertible Securities (including Convertible Securities issuable upon exercise of Options).

     "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock but shall not include Options.

     "Holder Stock" shall mean (i) shares of Common Stock owned by the holders of Series C, Series D Preferred and Series E Preferred; (ii) shares of Common Stock issued or issuable upon the conversion or exercise of any stock (including, without limitation, the Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred) warrants, options or other securities of the Company owned by the holders of Series C, Series D and Series E Preferred, and (iii) any shares of Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) and (ii) above.

     "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     "Permitted Issuance" means (i) any issuance of Common Stock upon conversion of shares of Series Preferred, (ii) any issuance of Reserved Employee Stock,
(iii) shares of Common Stock issued or issuable in a public offering before or in connection with which all outstanding shares of Convertible Preferred Stock will be converted to Common Stock or upon exercise of warrants or rights granted to underwriters in connection with such a public offering, (iv) shares of Common Stock issued upon exercise or conversion of any option, warrant or other convertible security outstanding as of the Original Series E Issue Date, (v) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Corporation by merger, purchase of substantially all the assets or other reorganization whereby the Corporation will own not less than fifty-one percent (51%) of the voting power of such business entity or business segment of any such entity or (vi) shares of Common Stock issued in connection with (A) any borrowings, direct or indirect, from financial institutions or other persons by the Corporation, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, if such borrowing, loan or debt instrument is approved by the Board of Directors, (B) any transaction with vendors or customers or to other persons in similar commercial situations with the Corporation if such issuance is approved by the Board of Directors, or (C) obtaining lease financing, whether issued to a lessor, guarantor or other person if such issuance is approved by the Board of Directors.

     "Pro Rata Portion" means the quotient determined by dividing (i) the number of shares of Holder Stock held by the holder of Series C Preferred by (ii) the sum of the total number of shares of Holder Stock held by all holders of Series C Preferred, the quotient determined by dividing (i) the number of shares of Holder Stock held by the holder of Series D Preferred by (ii) the sum of the total number of shares of Holder Stock held by all holders of Series D Preferred and the quotient determined by dividing (i) the number of shares of Holder Stock held by the holder of Series E Preferred by (ii) the sum of the total number of shares of Holder Stock held by all holders of Series E Preferred.

     "Reserved Employee Stock" means shares of the Company's Common Stock issuable to employees, directors, officers or consultants of the Corporation and its Subsidiaries pursuant to the Company's 2000 Equity Incentive Plan, or any successor plan approved by the Company's Board of Directors.

     "Series B Purchase Agreement" means the Purchase Agreement, dated as of September 2, 1997, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

     "Series C Purchase Agreement" means the Purchase Agreement, dated as of May 27, 1998, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

     "Series D Purchase Agreement" means the Purchase Agreement, dated as of November 17, 1999, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

     "Series E Purchase Agreement" means the Purchase Agreement, dated as of March 29, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

     "Stockholders Agreement" means the Stockholders Agreement dated as of March 29, 2000, by and among the Corporation, the purchasers of Series Preferred and certain other stockholders of the Corporation, as such agreement may from time to time be amended in accordance with its terms.

     "Significant Subsidiary" means a "significant subsidiary" as such term is defined in Regulation S-X of the Securities and Exchange Commission.

     "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

     7.   Amendment and Waiver.

          No amendment, modification or waiver of any of the terms or provisions of the Series Preferred shall be binding or effective without the prior written consent of the Required Holders and no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Required Holders; provided that any action which would adversely alter or change solely the rights, preferences or privileges of the Series A Preferred shall require the consent of the holders of at least 66 2/3% of the outstanding Series A Preferred, any action which would adversely alter or change solely the rights, preferences or privileges of the Series B Preferred shall require the consent of the holders of at least 66 2/3% of the outstanding Series B Preferred, any action which would adversely alter or change solely the rights, preferences or privileges of the Series C Preferred shall require the consent of the holders of at least 66 2/3% of the outstanding Series C Preferred, any action which would adversely alter or change solely the rights, preferences or privileges of the Series D Preferred shall require the consent of the holders of at least 66 2/3% of the outstanding Series D Preferred, and any action which would adversely alter or change solely the rights, preferences or privileges of the Series E Preferred shall require the consent of the holders of at least 66 2/3% of the outstanding Series E Preferred and provided further that any provision which requires a higher vote of holders of Preferred Stock may not be amended, waived or modified without the higher vote of such holders and any amendment, modification or waiver of any of the terms or provisions of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and/or Series E Preferred made in compliance with this Section 7, whether prospective or retroactively effective, shall be binding upon all holders of Series A Preferred Stock, Series B Preferred, Series C Preferred, Series D Preferred and/or Series E Preferred.

     8.   General Provisions.

          (a) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the Series Preferred. Upon the surrender of any certificate representing Series Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

          (b) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          (c) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (d) Notices. Any notice required by the provisions of this Article IV of this Certificate of Incorporation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          (e) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted was registered.

          (f) No Dilution or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

          (g) No Reissuance of Series Preferred. No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                  Article V.

     Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not limiting the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                  Article VI.

     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                                 Article VII.

     Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                 Article VIII.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  Article IX.

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          Any repeal or modification of the foregoing provision of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of the director of the Corporation existing at the time of such repeal or modification.

                                   Article X.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.



                          [SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been subscribed this 29th day of March, 2000 by the undersigned who certifies that the statements made herein are true and correct.


                                    EVOKE INCORPORATED


                                    By:  /s/ Paul A. Berberian
                                       _______________________________

                                    Its: President and Chief Executive Officers
                                        ______________________________








           [Signature Page to Restated Certificate of Incorporation]